              IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                        IN AND FOR NEW CASTLE COUNTY`




-------------------------------------------
JOHN BAILEY and WILLIAM STEINER,
Individually and on Behalf of All
others Similarly Situated,




           Plaintiffs,



        - vs. -


PATRICK L. BEACH, W. ROSS MARTIN,
H. REID SHERARD, RICHARD J. PETERS,
CREED L. FORD, III, WILLIAM H. KRUL,
II, LEE C. HOWLEY, ALBERT T. ADAMS,
WILLIAM J. CHADWICK, and CAPTEC NET
LEASE REALTY INC.,

           Defendants.

-------------------------------------------


                            CLASS ACTION COMPLAINT

       Plaintiffs, by their attorneys, allege upon personal knowledge as to their own acts and upon information and belief as to all other matters, as follows:

                                   PARTIES


       1. Plaintiffs are and, at all relevent times, have been, the owner of shares of Captec's common stock.

       2. Captec Net Lease Realty Inc. ("Captec" or the "Company") is a Delaware corporation with its principal executive offices located at 124 Frank Lloyd Wright Drive, Ann Arbor, Michigan. Captec is an operating REIT that invests in long-term net leased restaurant and retail properties. As of May 15, 2001, Captec had approximately 9,508,108 shares of stock outstanding that trade on the NASDAQ National Marketing System.

       3. Defendant Patrick L. Beach ("Beach") is and has been, at all relevant times, President, Chief Executive Officer, and Chairman of the Board of Captec. Beach owns or controls approximately 6.5% of Captec's outstanding stock. Beach owns or controls Financial Group and Realty Advisors.

       4. Defendant W. Ross Martin ("Martin"), is and has been, at all relevant times, an Executive Vice President, Chief Financial Officer, Treasurer, and a Director of Captec. Martin owns or controls approximately 3.2% of Captec's outstanding stock. Martin owns or controls Financial Group and Realty Advisors.

       5. Defendant H. Reid Sherard ("Sherard"), is and has been, at all relevant times, a Senior Vice President and a Director of Captec. Sherard owns or controls Financial Group and Realty Advisors.

       6. Creed L. Ford, III, ("Ford") is and has been, at all relevant times, a director of Captec. Ford is Chief Executive Officer of Kona Restaurant Group, which is a lessee of four Captec properties. Total rents in 1999 for these properties were expected to be $750,000. Despite this substantial business relationship with the Company, Ford was a member of the puportedly independent committee formed to consider the self-dealing transaction described herein.

       7. Albert T. Adams ("Adams"), is and has been, at all relevant times, a director of Captec. Adams is a partner at Baker

& Mostetler LLP, which provides legal services to Captec. Despite the on-going legal representation, Adams was a member of the purportedly independent committee formed to consider the self-dealing transaction described herein.

       8. Defendant Richard J. Peters, William H. Krul, II Lee C. Howley, and William J. Chadwick are and have been, at all relevant times, directors of Captec.

       9. The individuals described in paragraphs 3 through 8 are referred to as the "Individual Defendants."

       10. The Individual Defendants, by reason of their corporate directorships and/or executive positions, stand in a fiduciary position relative to the Company's shareholders, which fiduciary relationship, at all times relevant herein, required them to exercise their best judgment, and to act in a prudent manner and in the best interests of the Company's shareholders.

                         CLASS ACTION ALLEGATIONS

       11. Plaintiffs bring this case in their own behalf and as a class action, pursuant to Court of Chancery Rule 23, on behalf of all stockholders of the Company, except defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants, who are threatened with injury arising from defendants' actions as described more fully below.

       12.     This action is properly maintainable as a class action.

               a. The Class is so numerous that joinder of all members is impracticable. Approximately 9.5 million shares of the Company's common stock are held by hundreds of stockholders of record, who reside in geographically diverse areas of the country.

               b. There are questions of law and fact common to the Class including, inter alia, whether:

                       (i) defendants have breached and will continue to breach their fiduciary and other common law duties owed by them to plaintiffs and the members of the Class;

                       (ii) the proposed transaction is grossly unfair to Captec's public shareholders;

                       (iii) defendants wrongfully failed or refused to obtain or attempt to obtain a purchaser for the assets of Captec at a higher price; and,

                       (iv) plaintiffs and the other members of the Class would be irreparably damaged were the transaction complained of herein consummated.

                c. Plaintiffs are committed to prosecuting this action and have retained competent counsel experienced in litigation of this nature. Plaintiffs' claims are typical of the claims of the other members of the Class and plaintiffs have the same interests as the other members of the Class. Plaintiffs are adequate representatives of the Class.

     13. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which, as a practical matter, would be dispositive of the interests of the other members not parties to the adjudication or substantially impair or impede their ability to protect their interests.

     14. Defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.

                            SUBSTANTIVE ALLEGATIONS

     15. In December, 1999, the Individual Defendants proposed and entered into a self-dealing merger agreement, over the vociferous objection of shareholders, between the Company and Captec Financial Group, Inc., a company owned by Beach, Ross and Sherard. Shortly after the filing of two class actions challenging the transaction as unfair self-dealing in April 2000, the Individual Defendants abandoned the proposed merger.

     16. Following the withdrawal of the proposed merger, and in response to a proxy contest waged by a dissident shareholder, the Individual Defendants began to consider alternatives to maximize shareholder value. In September, 2000, they announced that they would pursue a sale of the Company.

     17. On July 2, 2001, Captec announced that it had entered into a definitive agreement with Commercial Net Lease Realty, Inc. ("Commercial Net") whereby Commercial Net would acquire all of the outstanding shares of Captec common stock in a transaction valued at $225 million.

     18. Under the terms of the agreement, each share of Captec would be exchanged for 0.4575 shares of Commercial Net stock, 0.21034679 shares of a new class of Commercial Net preferred stock, and $1.27 in cash.

     19. Based upon the closing price of Commercial Net stock on June 29, 2001, the estimated value placed on the Captec stock was $13.05 per share. However, there was no collar placed on the movement of Commercial Net stock, which will subject Captec holders to potentially declining per share values.

     20. As part of the proposed transaction, Patrick Beach, the Company's Chief Executive Officer, will purchase the non-real estate assets of Captec and assume the liabilities thereon, for $7.5 million. Those assets, however, have a stated value on the books of Captec of well over $20 million

                a. Included in the "non-real estate" assets to be purchased by Beach is a demand obligation in the amount of $9.5 million from Captec Financial Group to Captec. Beach and the Company have repeatedly assured Captec's shareholders in the last year that Captec Financial could pay the face value of the loan at any time, and the Company has always carried the value of the demand obligation at full face value. Yet the total price to be paid for all of the "non-real estate" assets by Beach is $2 million less than the face value of the demand obligation alone.

                b. In addition to the $9.5 million demand obligation, Beach will receive Captec's general partnership interest in two limited partnerships. Captec paid $4.5 million for those general partnership interest in 1998, and carries the value of those interests on its books at the same amount.

                c. Finally, Beach will acquire Captec's interest in the FC Venture I joint venture, in which Captec originally invested $7.1 million. Captec carries this joint venture interest on its books at the same value.

        21. Thus, Beach will acquire, in connection with the merger, assets of the Company valued at over $20 million for $7.5 million. The sale of assets to Beach in connection with the transaction at far less than their actual value constitutes a breach of fiduciary duty by the defendants.

        22. As a result of the unfair self-dealing transactions described above, the consideration offered to the shareholders of Captec is unfair and inadequate, and the transaction unfairly benefits Beach at the expense of the Class.

        23. By reason of all of the foregoing, defendants herein have wrongfully engaged in unfair dealing toward plaintiffs and the other members of the Class, and have breached their fiduciary duties to plaintiffs and the Class.

        24. As a result of defendants' wrongful actions, plaintiffs and the Class will not receive the fair value of Captec's assets and businesses, and will, as a result, be irreparably damaged.

        25. Unless enjoined by this Court, defendants will continue to breach their fiduciary duties owed to plaintiffs and the Class, and will succeed in their plan to exclude plaintiffs and the Class from the fair proportionate share of the Company's valuable assets and businesses, all to the irreparable harm of the Class.

        26.     Plaintiffs and the Class have no adequate remedy at law.

        WHEREFORE, plaintiffs pray for judgment and relief as follows:

                a. declaring that this lawsuit is properly maintainable as a class action and certifying plaintiffs as representatives of the Class;

                b. declaring that defendants have breached their fiduciary duties to plaintiffs and the other members of the Class;

                c. preliminary and permanently enjoining defendants and their counsel, agents, employees, and all persons acting under, in concert with, or for them, from proceeding with or implementing the proposed transactions;

                d. in the event the transaction is consummated, rescinding it and setting it aside or awarding rescissory damages;

                e. Directing defendants to account to the Class for all damages they have suffered as a result of defendants' actions, with interest;

                f. awarding plaintiffs and the Class their costs and disbursements and reasonable allowances for plaintiff's counsel and experts' fees and expenses; and

                g. granting such other and further relief as may be just and proper.


                                        ROSENTHAL MONHAIT GROSS
                                           & GODDESS, P.A.


                                     By: /s/ CARMELLA P. KEENER
                                        ------------------------
                                        Mellon Bank Center
                                        919 Market Street
                                        Wilmington, Delaware 19899
                                        (302) 656-4433
                                        Attorneys for Plaintiffs


Of Counsel:

HARNES & KELLER LLP
964 Third Avenue
New York, NY 10022
(212) 755-0022

WECHSLER HARWOOD HALEBIAN
 & FEFFER LLP
488 Madison Avenue
New York, New York 10022
(212) 935-7400